UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 24, 2012
NARNIA CORP.
(Exact name of registrant as specified in its charter)
Nevada	000-52747	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Jindi Garden, Boyage, Xihu District, Hangzhou, Zhejiang, China
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		011 86 1358 841 1118
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 24, 2012, Narnia Corp., (the “Company”, “we”, “us”) entered into a letter of intent (the “LOI”) with Hangzhou Xuerun Education & Technology, Ltd., a People’s Republic of China corporation (“Xuerun”), pursuant to which we will acquire 100% beneficial ownership of Xuerun in exchange for 103,271,000 shares of the Company’s common stock.  A copy of the LOI is attached hereto as Exhibit 10.1.

Xuerun is an after school education Company that has created online games on their website for primary school students in China. The website incorporates many aspects of the educational experience together with an interesting and fun approach to learning to help teach children and maintain their focus on their studies. The website adopts Flash games to explain subject knowledge in an exciting manner, and is designed in a way that will cover areas of human intelligence that is necessary for children to conquer in their early primary school years. The games are designed to be interactive and incorporate an entire community of users that can interact with each other in social and educational ways. Xuerun  is focused on cultivating students’ independent learning capacity as well as their self-development capacity in order to foster creative and productive thought processes.

Subjects covered on the website will range from art, music, science, math, language and cultural education. The program is extremely well thought out and is developed by top professors and educators in China. It aims to set itself apart from other after school programs in China because it deviates from the traditional ways of Chinese education, which incorporate dull and boring ways of educating which do not inspire the child’s thought process but rather focus on memorization and teach children to act in generally the same manner and have similar thought processes. By stimulating the child’s thought process, the child’s attention is focused and stays focused on the subject at hand.

Item 9.01	Financial Statements and Exhibits
10.1	Letter of Intent dated February 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NARNIA CORP.
/s/ Dr. Hongxiao Zhang
Dr. Hongxiao Zhang
President, CEO and Director

Date:	February 27, 2012